NEWS RELEASE

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
John Perino Vice President, Investor Relations 608-361-7501

REGAL BELOIT REPORTS THIRD QUARTER RESULTS
•	Energy Efficient Products Continue to Gain Traction
•	Plant Rationalizations Completed on Plan
•	Operating Cash Flow of $110.1 million

November 1, 2009 (Beloit, WI):  Regal Beloit Corporation (NYSE:RBC) today reported financial results for the third quarter ended September 26, 2009.  Net sales of $465.2 million decreased 25.0% as compared to the $620.6 million reported for the third quarter of 2008.  Diluted earnings per share were $0.82 as compared to $1.07 for the third quarter of 2008.

“We are pleased to report another sequential improvement in earnings and cash flow,” commented Henry Knueppel, Chairman and Chief Executive Officer.  “These improvements were driven primarily by continued penetration of our new energy efficiency products and execution of our previously announced plant rationalizations and productivity efforts.  We also benefited from temporary tail winds in commodity costs and tax settlements.”

Sales for the three months ended September 26, 2009 were $465.2 million, a 25.0% decrease from the $620.6 million reported for the three months ended September 27, 2008.  Third quarter 2009 sales included $11.7 million of incremental sales related to the fourth quarter 2008 Dutchi acquisition and the first quarter 2009 CPT acquisition.  Sales of high efficiency products were 19.3% of total sales.

In the Electrical segment, sales decreased 24.2% from the prior year third quarter, including the impact of the acquisitions noted above.  Exclusive of the acquired businesses, Electrical segment sales decreased 26.3%, largely due to global generator sales decreasing 55.2%, commercial and industrial motors sales in North America decreasing 29.6%, and residential HVAC motor sales decreasing 8.3%.  Sales in the Mechanical segment decreased 32.6% from the prior year third quarter.

From a geographic perspective, Asia-based sales decreased 28.3% as compared to the third quarter of 2008.  In total, sales to regions outside of the United States were 25.6% of total sales for the three months ended September 26, 2009 in comparison to 26.8% for the comparable period of 2008.  The negative impact of foreign currency exchange rates decreased total sales by 1.1%.

The gross profit margin for the three months ended September 26, 2009 was 24.5% as compared to the 21.4% reported for the comparable period of 2008.  The gross profit margin for the Electrical segment was 24.6% for the three months ended September 26, 2009 versus 20.6% in the comparable period of 2008. This increase is driven by the mix benefit from high efficiency products, lower material costs and cost reduction efforts, including the benefit from the recent plant closures.  The benefit from favorable raw material costs are temporary in nature and are not expected to repeat to the same degree in future quarters.  The Mechanical segment gross profit was 23.3% in the three months ended September 26, 2009 versus 28.0% in the comparable period of 2008.  The Mechanical segment decrease was primarily driven by the negative fixed cost absorption impact of lower production volumes.

Operating expenses were $65.6 million (14.1% of sales) in the three months ended September 26, 2009 versus $67.1 million (10.8% of sales) in the comparable period of 2008.  Operating expenses included an incremental amount of approximately $4.0 million related to the Dutchi and CPT businesses offset by reductions in variable expenses, such as sales commissions, and the impact of cost reduction activities.  Other operating expense increases included increased bad debt, legal, and restructuring expense.  Electrical segment operating expenses were 13.7% of sales for the three months ended September 26, 2009 versus 10.5% in the comparable period of 2008.  Mechanical operating expenses were 17.8% and 13.8% of sales for the three months ended September 26, 2009 and September 27, 2008, respectively.

Income from operations was $48.3 million for the three months ended September 26, 2009 versus $65.7 million in the comparable period of 2008.  As a percent of sales, income from operations was 10.4% for the three months ended September 26, 2009 versus 10.6% in the comparable period of 2008.  As a percent of sales, Electrical segment operating profit was 10.9% in the third quarter of 2009 versus 10.2% in the comparable period of 2008.  Mechanical segment operating profit was 5.6% of sales in the third quarter of 2009 versus 14.3% in the comparable period of 2008.

Net interest expense was $5.0 million for the three months ended September 26, 2009 versus $7.9 million in the comparable period of 2008.  The decrease is driven primarily by lower effective interest rates in 2009 versus the comparable period of 2008, and lower average debt outstanding.

The effective tax rate for the three months ended September 26, 2009 was 26.9% versus 36.0% in the prior year period.  The decrease in the effective rate is driven primarily by the resolution of certain tax matters and the global distribution of income.

Net income attributable to Regal Beloit Corporation for the three months ended September 26, 2009 was $31.2 million, a decrease of 13.8% versus the $36.1 million reported in the comparable period of 2008.  Fully diluted earnings per share was $0.82 as compared to $1.07 per share reported in the third quarter of 2008.  (Note: prior year financial results have been restated to reflect the impact of the change in accounting for the Company’s convertible senior subordinated notes as required by recent accounting guidance.)  The average number of diluted shares was 38,183,014 during the three months ended September 26, 2009 was as compared to 33,715,881 during the comparable period of 2008.

Due to the weighting of both our earnings and the weighted average number of shares outstanding as impacted by our stock offering completed in the second quarter, the sum of the three quarters’ earnings per share does not equal the year to date earnings per share.

Cash flow from operations was $110.1 million for the three months ended September 26, 2009, comprised of net income of $31.7 million, non-cash expenses of $18.3 million and a reduction of net assets of $60.1 million.  This compares to the  cash flow from operations of $42.3 million in the comparable prior year period, which was comprised of the net income of $37.0 million, non-cash expenses of $16.5 million and an increase in net assets of $11.2 million.

The Company ended the third quarter with total debt of $530.6 million as compared to $553.1 million at the end of the second quarter of 2009.  Cash and cash equivalents increased $63.8 million during the third quarter to $354.3 million.

Subsequent to September 26, 2009 several additional holders of the Company’s currently convertible senior subordinated notes submitted notices to convert their notes into cash and common stock in accordance with the terms of the indenture.  The face value of the notes, approximately $47.5 million, will be paid in cash with the premium paid in shares of the Company’s common stock.  The current diluted earnings per share calculation includes an amount estimated for the dilutive effect of the premium.

“Looking forward to the fourth quarter, ending January 2, 2010, we are expecting the normal seasonal slowing in terms of revenues,” continued Mr. Knueppel.  “We are expecting to see the continued benefits from our cost reduction efforts, plant rationalizations and sales of energy efficient products.  We are projecting earnings for the fourth quarter to be nearly equal to 2008 and in range of $.59 to $.66 per share.”

Regal Beloit will be holding a conference call pertaining to this news release at 1:00 PM CT (2:00 PM ET) on Monday November 2, 2009.  Interested parties should call 866-394-7807, referencing Regal Beloit conference ID 38452997.  International callers should call 763-488-9117 using the same conference ID. A replay of the call will be available through December 2, 2009 at 800-642-1687, conference ID 38452997.  International callers should call 706-645-9291 using the same conference ID.

Regal Beloit Corporation is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world.  Regal Beloit Corporation is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States, Canada, Mexico, Europe and Asia.

CAUTIONARY STATEMENT

This Press Release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our management’s judgment regarding future events.  In many cases, you can identify forward-looking statements by terminology such as “may,” “will,”  “plan,” “expect,” “anticipate,” “estimate,” “believe,” or “continue” or the negative of these terms or other similar words.  Actual results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

•
economic changes in global markets where we do business, such as reduced demand for the products we sell, weakness in the housing and commercial real estate markets, currency exchange rates, inflation rates, interest rates, recession, foreign government policies and other external factors that we cannot control;

•	unanticipated fluctuations in commodity prices and raw material costs;
•      cyclical downturns affecting the global market for capital goods;
•      unexpected issues and costs arising from the integration of acquired companies and businesses;
•	marketplace acceptance of new and existing products including the loss of, or a decline in business from, any significant customers;
•      the impact of capital market transactions that we may effect;
•      the availability and effectiveness of our information technology systems;
•      unanticipated costs associated with litigation matters;
•	actions taken by our competitors, including new product introductions or technological advances, and other events affecting our industry and competitors;
•      difficulties in staffing and managing foreign operations;
•
other domestic and international economic and political factors unrelated to our performance, such as the current substantial weakness in economic and business conditions and the stock markets as a whole; and

•	other risks and uncertainties described from time to time in our reports filed with the U.S. Securities and Exchange Commission, or SEC, which are incorporated by reference.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.  The forward-looking statements included in this press release are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.  See also Item 1A - Risk Factors in the Company’s Annual Report on Form 10-K filed on February 25, 2009.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
Unaudited
In Thousands of Dollars, Except Shares Outstanding, Dividends Declared and Per Share Data

	Three Months Ended		Nine Months Ended
	September 26, 2009	(As Adjusted)*	September 26, 2009	(As Adjusted)*
		September 27, 2008		September 27, 2008

Net Sales	$465,192	$620,607	$1,363,016	$1,763,266

Cost of Sales	351,323	487,810	1,063,955	1,377,193

Gross Profit	113,869	132,797	299,061	386,073

Operating Expenses	65,551	67,063	193,084	195,233

Income From Operations	48,318	65,734	105,977	190,840

Interest Expense	5,360	8,341	17,980	25,111

Interest Income	359	418	869	1,333

Income Before Taxes & Noncontrolling Interests	43,317	57,811	88,866	167,062

Provision For Income Taxes	11,645	20,790	25,697	59,434

Net Income	31,672	37,021	63,169	107,628

Less: Net Income Attributable to Noncontrolling
Interests, net of tax	522	882	2,780	2,749

Net Income Attributable to Regal Beloit Corporation	$31,150	$36,139	$60,389	$104,879

Earnings Per Share of Common Stock:

Basic	$0.86	$1.15	$1.80	$3.35

Assuming Dilution	$0.82	$1.07	$1.71	$3.14

Cash Dividends Declared	$0.16	$0.16	$0.48	$0.47

Weighted Average Number of Shares Outstanding:

Basic	36,055,784	31,357,433	33,589,782	31,326,675
Assuming Dilution	38,183,014	33,715,881	35,294,400	33,452,880

*
The Company adopted new accounting guidance related to Convertible debt which requires an adjustment to previously disclosed condensed consolidated financial statements.  The adjustment affected convertible debt, equity and interest expense.

CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
In Thousands of Dollars

		(As Adjusted
	(Unaudited)	From Audited Statements)*
ASSETS	September 26, 2009	December 27, 2008
Current Assets:
Cash and Cash Equivalents	$354,311	$65,250
Trade Receivables and Other Current Assets	400,242	436,094
Inventories	259,863	359,918
Total Current Assets	1,014,416	861,262

Net Property, Plant and Equipment	345,156	358,372

Other Noncurrent Assets	801,454	803,862
Total Assets	$2,161,026	$2,023,496

LIABILITIES AND EQUITY
Accounts Payable	$175,278	$202,456
Other Current Liabilities	215,140	228,546
Long-Term Debt	473,270	560,127
Deferred Income Taxes	88,840	72,119
Other Noncurrent Liabilities	82,516	122,607
Total Liabilities	$1,035,044	$1,185,855

Equity	1,125,982	837,641
Total Liabilities and Equity	$2,161,026	$2,023,496

*
The Company adopted new accounting guidance related to Convertible debt which requires an adjustment to previously disclosed condensed consolidated financial statements.  The adjustment affected convertible debt, equity and interest expense.

SEGMENT INFORMATION
Unaudited
In Thousands of Dollars

	Mechanical Segment		Electrical Segment
	Three Months Ending		Three Months Ending
	Sept 26, 2009	Sept 27, 2008	Sept 26, 2009	Sept 27, 2008
Net Sales	$43,186	$64,078	$422,006	$556,529
Income from Operation	2,398	9,137	45,920	56,597

	Nine Months Ending		Nine Months Ending
	Sept 26, 2009	Sept 27, 2008	Sept 26, 2009	Sept 27, 2008
Net Sales	$142,404	$191,889	$1,220,612	$1,571,377
Income from Operation	12,813	28,784	93,164	162,056

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
Unaudited
In Thousands of Dollars

	Nine Months Ended
		(As Adjusted)*
	September 26, 2009	September 27, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$63,169	$107,628
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	50,573	45,128
Excess tax benefits from stock-based compensation	(1,862)	(2,463)
Loss on sale of assets, net	243	124
Stock-based compensation expense	3,258	3,356
Non-cash convertible debt deferred financing costs	1,063	3,662
Change in assets and liabilities, net of acquisitions	119,124	1,148
Net cash provided by operating activities	235,568	158,583

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(25,884)	(43,947)
Purchases of investment securities	(10,696)	-
Business acquisitions, net of cash acquired	(1,500)	(15,805)
Sale of property, plant and equipment	361	2,158
Net cash used in investing activities	(37,719)	(57,594)

CASH FLOWS FROM FINANCING ACTIVITIES:	(5,480)	(10,030)
Net repayments of short-term borrowings	(152)	(293)
Payments of long-term debt	(13,207)	(169,700)
Net borrowings (repayments) under revolving credit facility	-	165,000
Net proceeds from long-term borrowings	(27,609)	-
Net proceeds from the sale of common stock	150,370	-
Dividends paid to shareholders	(15,794)	(14,404)
Purchases of treasury stock	-	(4,191)
Proceeds from the exercise of stock options	753	2,740
Excess tax benefits from stock-based compensation	1,862	2,463
Financing fees paid	-	(454)
Net cash provided by (used in) financing activities	90,743	(28,869)

EFFECT OF EXCHANGE RATES ON CASH	469	(972)

Net increase in cash and cash equivalents	289,061	71,148
Cash and cash equivalents at beginning of period	65,250	42,574
Cash and cash equivalents at end of period	$354,311	$113,722

*
The Company adopted new accounting guidance related to Convertible debt which requires an adjustment to previously disclosed condensed consolidated financial statements.  The adjustment affected convertible debt, equity and interest expense.